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               [INTERNATIONAL RECIPROCAL TRADE ASSOCIATION LOGO]


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         IRTA                                          PHONE: (312) 461-0238
         175 WEST JACKSON BOULEVARD, SUITE 625           FAX: (312) 462-0474
         CHICAGO, IL 60604                             EMAIL: sheila@irta.com
         UNITED STATES


                               DOMAIN FOR SALE OR TRADE
                               www.barternetwork.com

            COPYRIGHT -C- INTERNATIONAL RECIPROCAL TRADE ASSOCIATION


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                                   [LETTERHEAD]
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      FACTS SHEETS

      IRTA was founded on August 31, 1979 to foster the common interests of the commercial barter industry in the United States and worldwide, and to uphold high standards of ethical business practice. The Association works with Congress, the media, federal and state agencies, and foreign governments to further these goals. It conducts research into contract, securities, and tax laws and accounting principles applicable to barter transactions, maintains an information clearinghouse and public relations program, and actively represents its members before government agencies. Under IRTA's consumer protection program, complaints brought by the general public or any member of the industry may be resolved through arbitration or mediation.

      As of late 1995, IRTA had 180 members including the leading members of the commercial barter industry in the U.S., Canada, Great Britain, Australia, New Zealand, Colombia, South Africa, Turkey, Agrentina, France, Belgium, Holland, and Iceland. Membership is open to any individual or firm who subscribes to the aims of the Association and has not been convicted of a felony or the subject of a civil judgement involving fraud. International trading firms, closeout companies, and corporations that engage regularly in barter are welcome to establish membership with IRTA.

      The Association is governed by a 16-person Board of Directors which meets quarterly to review progress of IRTA's action programs. An Annual Meeting of members is held each year, and one or more training conferences are also held to educate and improve the professional competence of those serving in the industry. An accreditation program allows qualified individuals to achieve certification in professional knowledge and practice. An information exchange and expert advisory board assist new start-ups in the barter industry. Association management functions are handled by an association management firm.

      IRTA administers community service programs under national agreements with "Just Say No" International which supports anti-drug abuse clubs for 7-14 year old youth, and with Special Olympics International which supposes athletic activities for retarded children. The Boy Scouts, Girl Scouts, and many other charities are supported by local exchanges. Many educational institutions accept tuition payment by barter. IRTA also administers the Barter Political Action Committee

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(BARTERPAC) under a special Federal Election Commission ruling approving barter credit and in-kind contributions to candidates for Federal office by stockholders and executive and administrative personnel of member companies.

      IRTA was responsible for passage in 1982 of provisions in the Tax Equity and Fiscal Responsibility Act which establish barter exchanges on an equal footing with banks, savings institutions, and credit card companies as third-party recordkeepers of the financial transactions of taxpayers. The same law imposed a requirement upon barter exchanges to submit information returns to IRS on the barter sales of their clients. IRTA is negotiating with the Treasury Department the elimination of transaction reporting for barter companies, and keeps the industry apprised of developments in the tax field. IRTA's Barter Accounting Standards Board develops positions on accounting issues and disseminates industry opinion based on FASB and SEC standards.

      IRTA was responsible in 1980 for a Civil Aeronautics Board ruling allowing unrestricted barter of air transportation. It cooperates with the Better Business Bureau and Financial Accounting Standards Board on matters of mutual interest. It works with the Federal Trade Commission to keep franchisors and licensors apprised of Federal and State franchising regulations. It has assisted tax and securities authorities and State Attorney Generals in New York, Ohio, Oklahoma, Missouri, Texas and California with its expert advice on the barter industry. It lobbied successfully to defeat adverse regulatory legislation in California and Iowa. It helped protect the public by exposing a fraudulent barter operation in California.

      IRTA's programs stress industry self-regulation and upgrading of professional standards through education and training. Under IRTA's lead, barter companies in the U.S. are in the process of evolving a consensus on the best method of industry self-regulation. IRTA is assessing both the voluntary free-market model which aims to provide adequate information to the public to enable them to make sound choices in the marketplace, and the self-regulatory organization model which requires legislation granting self-regulatory powers to the industry. The free-market model supported by an Ethics Code and peer review is in effect today.

      IRTA's action programs include member services, business leads, media relations, speaker's bureau, government affairs, education and training, conventions and meetings, technical consulting, supporting international members, assisting new start-ups, eliminating restrictive government regulations, industry surveys, and publications. The Corporate Trade Council is the self-governing arm of corporate trade company members of IRTA. The Corporate Trade Council's mission is to promote corporate trade domestically and internationally, and to uphold the CTC Code of Ethics.

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                             [LETTERHEAD]

BARTER STATISTICS

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                              DOLLARS BARTERED BY
                        NORTH AMERICAN TRADE COMPANIES
                                 (In Millions)

              CORPORATE                   CORPORATE       NUMBER        NUMBER
                TRADE                                    OF TRADE      OF TRADE
YEAR          COMPANIES     [ILLEGIBLE]  [ILLEGIBLE]    COMMISSIONS    CLAIMS
1974              856            45           895            100        17,000
1976              980            65         1,045            120        24,000
1977            1,130            80         1,210            150        30,000
1978            1,300           110         1,410            180        40,000
1979            1,500           165         1,665            230        60,000
1980            1,720           200         1,920            280        70,000
1981            1,980           240         2,220            340        90,000
1982            2,200           270         2,470            330       100,000
1983            2,440           300         2,740            350       110,000
1984            2,680           330         3,010            370       120,000
1985            2,900           380         3,280            390       140,000
1986            3,200           440         3,640            410       160,000
1987            3,470           500         3,970            430       180,000
1988            3,750           566         4,316            440       200,000
1989            4,050           636         4,686            450       220,000
1990            4,550           702         5,257            470       240,000
1991            5,100           781         5,881            500       260,000
1992            5,520           858         6,428            540       280,000
1993            6,050           938         6,988            570       300,000
1994            6,368         1,084         7,644            610       340,000
1995            7,216         1,248         8,464            650       380,000
*1996          *7,749        *1,856        *9,105           *686      *408,000
*1997          *8,205        *1,464        *9,609           *700      *436,000
*1998          *9,265        *1,572       *10,857           *708      *464,000
*1999          *9,404        *1,596       *11,000           *719      *470,960

        *1996-99 figures are estimates for retail based upon the average increase of the prior 5 years.
   Corporate are based on study commissioned by the Corporate Barter Council.